Exhibit 99.1

CONTACT:	Stephanie K. Kushner (630) 954-2020	RELEASE DATE:	IMMEDIATE

FEDERAL SIGNAL CORPORATION ANNOUNCES FOURTH QUARTER NET INCOME OF $.13 PER SHARE;
BOARD DECLARES QUARTERLY DIVIDEND OF $.06 PER SHARE

— Fourth Quarter Highlights —

•	Completed planned divestitures of non-strategic businesses (Justrite and TTI) generate after-tax gains of $12.4 million and reduce debt by $46 million

•	Restructuring activities on track—successful transfer of stainless steel fire apparatus production to Ocala, Florida

•	Manufacturing debt to capitalization improves to 37%

•	Fourth quarter results includes $.14 loss on Netherlands fire equipment contract and $.06 per share of restructuring charges

•	Year-end backlog of $432 million up 25% from 2003

•	Fourth quarter operating cash flow improves to $18 million

Oak Brook, Illinois, February 14, 2005 — Federal Signal Corporation reported net income per share of $.13 for the fourth quarter of 2004 on sales of $319 million, including $12.4 million or $.26 per share in after-tax gains on the previously announced divestitures of Justrite Manufacturing Company, L.L.C. and Technical Tooling, Inc. This compares with net income per share in the fourth quarter of 2003 of $.24 on sales of $301 million.

The Board of Directors declared a quarterly dividend on common stock of $.06 per share, payable April 4, 2005 to holders of record at the close of business on March 15, 2005. This represents a reduction from $.10 paid in the prior quarter, and reflects recently weaker operating results.

The corporation incurred a loss from continuing operations for the fourth quarter of $.14 per share, which included $.06 per share in after-tax charges related to restructuring activities and a $.14 per share adverse impact of an increased cost estimate on a multi-year fire equipment contract which is approaching completion. For the same period in 2003, the company had revenues of $301 million and reported diluted earnings per share from continuing operations of $.21; these amounts have been restated to exclude the effect of discontinued operations.

In addition to the negative profit impacts of restructuring activities and the Netherlands fire rescue contract loss, earnings in the fourth quarter of 2004 were lower due largely to changes in sales practices and lower production for the company’s Ocala, Florida fire apparatus plant, and lower shipments and higher raw materials costs for the Environmental Products’ refuse truck body business. Corporate expenses were also higher in the quarter.

For the full year, the company reported $1.14 billion in revenues and a loss of $.26 per share from continuing operations, including the $.25 per share impact of the 2004 restructuring charges and loss on a minority interest divestiture completed in the second quarter. In the comparable period of 2003, the company earned $.73 per share from continuing operations, including a $.03 net charge associated with the 2003 restructurings, on revenues of $1.15 billion. Compared to 2003, the reduction in earnings from continuing operations was primarily attributable to losses incurred by the Fire Rescue Group and refuse truck body operations as well as higher corporate expenses.

Robert D. Welding, president and chief executive officer, stated, “During the fourth quarter, we experienced below plan sales and disappointing financial results in our Ocala, Florida fire rescue plant, and sustained higher than expected losses in our refuse truck body business. In regard to Ocala, we had indicated earlier that our quarter would be softer than usual because we were changing our selling terms to our dealers. Also in the quarter, we tightened our discounting policy on stock trucks. We believe that these two changes will serve to benefit the company over the long term, though they had the effect of reducing fourth quarter earnings by about $3 million pre-tax; most of this will flow into 2005. More troubling to me personally was the below-plan production level. After working hard and improving our throughput early in the second half, truck completions fell considerably short of plan towards the end of the year. I believe this is due primarily to short-term discontinuity resulting from positive managerial changes, and we have made a nice recovery since the beginning of this year to get back on our improvement track.

“The loss on the Netherlands fire apparatus contract was extremely disappointing and we have spent much time identifying the root causes for the inaccurate cost estimates on this unique and highly complex multi-year contract. We now understand the bulk of the issues and are focusing hard on evaluating our processes so that we are fully sure this can’t happen again.

“More positively, our new Fire Rescue Group president, Marc Gustafson, has made a number of staffing and procedural changes which will improve business results as we move forward. And we have successfully progressed our restructuring initiatives in the quarter, including completion of two divestitures. These divestitures further reduce the complexity of our businesses and improve the strength of our balance sheet. We have completed the closure of the Preble, New York fire rescue plant and successfully moved the build of stainless steel trucks into the Ocala, Florida plant. We are working aggressively to complete the consolidation of our refuse truck body production into a single plant early in 2005. Our Safety Products Group reported very strong earnings in the fourth quarter, including a significant improvement in results for our airport parking business.

“As we begin 2005, we are seeing improvements in pricing and some improvement in our operations, due in part to restructuring actions taken in 2004. We are committed to improving earnings significantly from the disappointing level of 2004. However, in view of the relatively weaker 2004 earnings, the board of directors has reduced the dividend to $.06 per share in the quarter. The board will continue to review the dividend regularly in keeping with our long-term target payout ratio and the on-going needs of the business.”

ORDERS AND BACKLOG

Orders rose 3% in the fourth quarter of 2004 to $303 million from $295 million in the prior year period. US municipal and governmental orders rose 2% as the impact of increased orders for environmental products and police light bars more than offset a weak quarter for fire apparatus orders. The reductions in fire apparatus orders reflect in part the impact of the change in discounting terms with dealers. Year-to-date, municipal and governmental orders are flat with the prior year.

For the quarter, US industrial and commercial orders totaled $80 million, up 7% from the prior year in part due to increased orders and pricing for industrial vacuums and refuse truck bodies. For the full year, US industrial and commercial orders rose 20%, reflecting strength in most product lines, and the impact of the $47 million order received in the third quarter for a parking system for the New York/New Jersey Port Authority.

Fourth quarter orders in non-US markets totaled $86 million, consistent with the prior year. For the year, non-US orders rose 17%, including 8% due to the weaker US dollar. The increase reflects strong export orders for fire rescue and environmental products equipment, and growth in international orders for aerial devices.

Quarter-end backlog totaled $432 million, up sharply from $347 million last year.

FOURTH QUARTER GROUP RESULTS

Environmental Products sales increased 3% in the quarter to $95 million while operating margin excluding restructuring was (1.5%), down from 6.0% in 2003.

Orders and earnings for U.S. sweeper and sewer cleaner operations were up sharply from the prior year. Refuse truck body sales fell 26% from the prior year period, due to lower shipments to one large industrial customer. The reduction in the group’s operating margin was mainly attributable to losses in the refuse truck body business, which was impacted by lower production volumes, higher raw material costs and increased operating expenses driven by the stronger Canadian dollar. We have raised sales prices and are consolidating operating units in order to improve margins during the course of 2005.

Fire Rescue sales rose 8% to $117 million while operating margin excluding restructuring was (9.3%) versus 5.2% last year.

The sales increase was primarily in the company’s Finland-based operation, which was partly offset by lower shipments from the Ocala, Florida operation. The reduction in Ocala was mainly due to changes in sales and discounting terms with dealers, but also reflected lower production. The $16 million reduction in operating earnings included a $10.6 million current year loss on a large multi-year Netherlands fire rescue equipment contract, resulting from a reassessment of project costs and a reassessment of expected recoveries under supplier contracts. Also contributing to the significant reduction in operating margin were lower gross margins and higher costs in the Ocala operation, where efforts to improve plant throughput faltered late in the quarter.

Safety Products sales rose 11% to $69 million and operating margin improved to 16.4% from 11.3% in 2004.

Sales rose for all product lines, particularly for police light bars and sirens, and warning systems. The improvement in operating margins reflected improved financial results on large parking systems contracts, and higher margins on hazardous lighting products, used mainly in the oilfield and mining sectors.

Tool sales of $39 million were essentially flat versus last year. Operating margin excluding restructuring declined to 7.0% vs. 9.0% in 2003.

Non-US sales of die component tooling declined from the prior year, but were essentially offset by higher US sales and increased sales of metal cutting and plastic mold tooling. Operating income was $.8 million lower due to a temporarily lower margin mix of sales.

CORPORATE

Corporate expenses rose to $7.2 million in the quarter, up $3.4 million from the prior year. The increase reflects increased product liability reserves, higher expenses associated with firefighter hearing loss litigation, the addition of centralized human resources and information technology departments, and higher independent audit and audit staff expense to meet the requirements of Sarbanes-Oxley Section 404.

RESTRUCTURING CHARGES AND GAIN ON DISCONTINUED OPERATIONS

The company incurred pre-tax restructuring charges of $4.4 million in the quarter, principally associated with the previously announced decision to close two manufacturing plants and curtail manufacturing in another. On June 30, the company announced the closure of its fire apparatus manufacturing facility in Preble, New York, and the curtailment of its tool manufacturing business in a small plant in France. During the quarter, the company completed transition of manufacturing of stainless steel fire rescue trucks from Preble, New York to Ocala, Florida.

Included in discontinued operations was $12.8 million, including $12.4 million of gains on the divestitures of Justrite Manufacturing Company, L.L.C. and Technical Tooling, Inc. Also included in the total are net operating earnings of $.4 million for those businesses up to the point of divestiture.

CASH FLOW

Operating cash flow improved to $18 million in the quarter, after including $2 million of cash outlays associated with plant closures and $5 million in additional discretionary pension contributions. Primary working capital declined $15 million in the quarter to $275 million.

DEBT

Manufacturing debt declined during the quarter to $235 million, 37% of capitalization, due in large part to proceeds received from divestitures and higher operating cash flow. At quarter end, the company had $45 million drawn against its $200 million committed revolving credit line and was in compliance with all of its private-placement debt agreements. After year-end, due to reduced borrowing requirements, the company voluntarily reduced its revolving credit line to $150 million, effective January 31, 2005. In addition, the loss on the Netherlands fire equipment contract caused a breach in a debt covenant unique to this agreement. The company obtained a temporary waiver of this interest coverage covenant, and expects to make a permanent change to the covenant by the end of the first quarter.

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Federal Signal will host its fourth quarter conference call Monday, February 14, 2005 at 11:00 a.m. Eastern Time to highlight results of the quarter, and discuss the company’s outlook. The call will last approximately one hour. You may listen to the conference call over the Internet through Federal Signal’s website at http://www.federalsignal.com. If you are unable to listen to the live broadcast, a replay accessible from our website will be available shortly after the call concludes through 5:00 p.m. Eastern Time, Monday, March 14, 2005.

Federal Signal Corporation is a global manufacturer of leading niche products in four operating groups: environmental vehicles and related products, fire rescue vehicles, safety and signaling products, and consumable industrial tooling. Based in Oak Brook, Illinois, the company’s shares are traded on the New York Stock Exchange under the symbol FSS.

This release contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions, product and price competition, supplier and raw material prices, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments such as the FIRE Act grant program and other risks and uncertainties described in filings with the Securities and Exchange Commission. The company expects to file its audited financial statements and Form 10-K on or before March 16, 2005.

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FEDERAL SIGNAL CORPORATION (NYSE)
Consolidated Financial Data
For the Fourth Quarter and Full Year 2004 (unaudited) and 2003
(in millions except per share data)

			Percent
	2004	2003	change
Quarter December 31:
Sales	$319.1	$300.8	6%
Income:
Income (loss) from continuing operations	(6.7)	10.3	NM
Income from discontinued operations, net of tax	.4	1.0
Gain on sale of discontinued operations, net of tax	12.4

Net income	6.1	11.3	-46%

Share earns:
Income (loss) from continuing operations	(.14)	.21	NM
Income from discontinued operations, net of tax	.01	.02
Gain on sale of discontinued operations, net of tax	.26

Net income*	.13	.24	-46%

* amounts may not add due to rounding
Average common shares outstanding	48.2	48.0

Sales	$319.1	$300.8	6%
Cost of sales	(262.5)	(225.4)
Operating expenses	(62.0)	(57.6)
Restructuring expenses	(4.4)	(.2)

Operating income (loss)	(9.8)	17.6	NM
Interest expense	(5.7)	(4.5)
Other income (expense)	.2	(.7)

Income (loss) before income taxes	(15.3)	12.4
Income taxes	8.6	(2.1)

Income (loss) from continuing operations	(6.7)	10.3
Income from discontinued operations, net of tax	.4	1.0
Gain on sale of discontinued operations, net of tax	12.4

Net income	$6.1	$11.3	-46%

Gross margin on sales	17.7%	25.1%
Operating margin on sales	(3.1)%	5.9%
Comprehensive income	14.5	18.1

			Percent
	2004	2003	change
12 months:
Sales	$1,139.0	$1,150.7	-1%
Income:
Income (loss) from continuing operations	(12.7)	35.1	NM
Income from discontinued operations, net of tax	3.7	2.6
Gain (loss) on sale of discontinued operations, net of tax	6.7	(.4)

Net income	(2.3)	37.3	NM

Share earns:
Income (loss) from continuing operations	(.26)	.73	NM
Income from discontinued operations, net of tax	.08	.05
Gain (loss) on sale of discontinued operations, net of tax	.14	(.01)

Net income*	(.05)	.78	NM

* amounts may not add due to rounding

Average common shares outstanding	48.2	48.0

Sales	$1,139.0	$1,150.7	-1%
Cost of sales	(895.7)	(849.8)
Operating expenses	(228.4)	(234.4)
Restructuring expenses	(15.4)	(4.8)

Operating income (loss)	(.5)	61.7	NM
Interest expense	(20.8)	(19.4)
Other income (expense)	(4.0)	(.3)

Income (loss) before income taxes	(25.3)	42.0
Income taxes	12.6	(6.9)

Income (loss) from continuing operations	(12.7)	35.1	NM
Income from discontinued operations, net of tax	3.7	2.6
Gain (loss) on sale of discontinued operations, net of tax	6.7	(.4)

Net income	$(2.3)	$37.3	NM

Gross margin on sales	21.4%	26.1%
Operating margin on sales	0.0%	5.4%
Net cash provided by operations:
Net income (loss)	$(2.3)	$37.3
(Gain) loss on sale of discontinued operations, net of tax	(6.7)	.4
Depreciation and amortization	22.4	22.4
Voluntary pension contributions	(9.1)	(3.8)
Working capital changes and other	15.2	19.1

Net cash provided by operations	19.5	75.4	-74%
Cash provided by (used for) financial services activities	33.0	(5.1)

Net cash provided by operations including financial services activities	52.5	70.3	-25%

Capital expenditures	20.5	16.8
Comprehensive income	6.4	53.2

			Percent
	2004	2003	change
Group results:
Quarter December 31:
Sales
Environmental Products	$95.0	$92.0	3%
Fire Rescue	116.8	108.0	8%
Safety Products	68.6	61.6	11%
Tool	38.7	39.2	-1%

Total group revenues	$319.1	$300.8	6%

Operating income (loss)*
Environmental Products	$(1.4)	$5.5	NM
Fire Rescue	(10.7)	5.6	NM
Safety Products	11.2	7.0	60%
Tool	2.7	3.5	-23%

Total group operating income	1.8	21.6	-92%
Corporate	(7.2)	(3.8)
Restructuring charges	(4.4)	(.2)

Total operating income (loss)	$(9.8)	$17.6	NM

12 months:
Sales
Environmental Products	$367.9	$352.9	4%
Fire Rescue	360.9	402.2	-10%
Safety Products	249.2	242.4	3%
Tool	161.0	153.2	5%

Total group revenues	$1,139.0	$1,150.7	-1%

Operating income (loss)*
Environmental Products	$4.6	$18.3	-75%
Fire Rescue	(17.8)	14.8	NM
Safety Products	32.9	31.6	4%
Tool	16.5	15.8	4%

Total group operating income	36.2	80.5	-55%
Corporate	(21.3)	(14.0)
Restructuring charges	(15.4)	(4.8)

Total operating income (loss)	$(.5)	$61.7	NM

*	reported amounts for groups and corporate are before restructuring charges

Reconciliation of Operating Incomes and Margins
to Amounts Excluding Restructuring Charges

The following table summarizes the restructuring charges incurred by the company during 2004 and 2003. The company believes that since the restructuring charges are unusual in nature, it is appropriate to provide the reader an analysis of the effects of these charges on operating income and margins. Accordingly, the company has chosen to refer to comparative amounts between periods excluding the restructuring charges in its discussion of operations.

	2004			2003
			Operating			Operating
			income			income
			excluding			excluding
	Operating	Restructuring	restructuring	Operating	Restructuring	restructuring
	income	charges	charges	income	charges	charges
Quarter December 31:
Operating income (loss)
Environmental Products	(3.3)	(1.9)	(1.4)	5.5		5.5
Fire Rescue	(13.2)	(2.5)	(10.7)	5.6		5.6
Safety Products	11.2		11.2	6.8	(.2)	7.0
Tool	2.7		2.7	3.5		3.5

Total group	(2.6)	(4.4)	1.8	21.4	(.2)	21.6
Corporate	(7.2)		(7.2)	(3.8)		(3.8)

Total before restructurings	(9.8)	(4.4)	(5.4)	17.6	(.2)	17.8
Restructuring charges		4.4	(4.4)		.2	(.2)

Total operating income (loss)	(9.8)		(9.8)	17.6		17.6

Operating margin
Environmental Products	-3.5%	-2.0%	-1.5%	6.0%		6.0%
Fire Rescue	-11.3%	-2.0%	-9.3%	5.2%		5.2%
Safety Products	16.4%		16.4%	10.9%	-0.4%	11.3%
Tool	7.0%		7.0%	9.0%		9.0%
Total company	-3.1%	-1.4%	-1.7%	5.8%	-0.1%	5.9%
12 months:
Operating income (loss)
Environmental Products	(3.8)	(8.4)	4.6	17.7	(.6)	18.3
Fire Rescue	(23.2)	(5.4)	(17.8)	14.8		14.8
Safety Products	32.9		32.9	28.3	(3.3)	31.6
Tool	15.3	(1.2)	16.5	14.9	(.9)	15.8

Total group	21.2	(15.0)	36.2	75.7	(4.8)	80.5
Corporate	(21.7)	(.4)	(21.3)	(14.0)		(14.0)

Total before restructurings	(.5)	(15.4)	14.9	61.7	(4.8)	66.5
Restructuring charges		15.4	(15.4)		4.8	(4.8)

Total operating income (loss)	(.5)		(.5)	61.7		61.7

Operating margin
Environmental Products	-1.0%	-2.3%	1.3%	5.0%	-0.2%	5.2%
Fire Rescue	-6.4%	-1.5%	-4.9%	3.7%		3.7%
Safety Products	13.2%		13.2%	11.6%	-1.4%	13.0%
Tool	9.5%	-0.7%	10.2%	9.8%	-0.5%	10.3%
Total company		-1.3%	1.3%	5.4%	-0.4%	5.8%

	December 31,	December 31,
	2004	2003
Assets
Manufacturing activities:-
Current assets:
Cash and cash equivalents	$14.9	$10.0
Trade accounts receivable, net of allowances for doubtful accounts	200.6	186.0
Inventories	178.2	172.5
Other current assets	24.7	19.1

Total current assets	418.4	387.6
Properties and equipment	110.9	118.7
Goodwill, net of accumulated amortization	352.5	350.6
Other deferred charges and assets	47.6	61.0

Total manufacturing assets	929.4	917.9
Net assets of discontinued operations		23.0
Financial services activities — Lease financing receivables, net of allowances for doubtful accounts	196.5	230.1

Total assets	$1,125.9	$1,171.0

Liabilities
Manufacturing activities:-
Current liabilities:
Short-term borrowings	$18.9	$68.6
Trade accounts payable	79.6	76.2
Accrued liabilities and income taxes	131.2	119.7

Total current liabilities	229.7	264.6
Long-term borrowings	215.7	194.1
Long-term pension and other liabilities	34.3	49.1
Deferred income taxes	55.1	39.4

Total manufacturing liabilities	534.8	547.2

Financial services activities — Borrowings	178.4	201.3
Shareholders’ equity	412.7	422.5

Total liabilities and shareholders’ equity	$1,125.9	$1,171.0

Supplemental data:
Manufacturing debt	234.6	262.7
Debt-to-capitalization ratio:
Manufacturing	37%	40%
Financial services	91%	87%